Exhibit 99.1

News Release

Contact: John A. Hauser

               (920)743-5551

Source:   Baylake Corp.

Baylake Corp. Reports Financial Results for the Three Months ended March 31, 2010.

Sturgeon Bay, Wisconsin – (PR Newswire) – April 21, 2010

Baylake Corp. (OTC BB: BYLK) today announced results for the first quarter of 2010.

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Net income of $0.8 million or $0.10 per share for first quarter 2010. The fifth consecutive quarter of profitability.

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Nonperforming loans fell to $17.4 million from $48.9 million at March 31, 2009.

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Net interest margin rose to 3.46%, an increase of 23 basis points from first quarter 2009.

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Shareholders’ equity increased to $77.0 million from $68.4 million at March 31, 2009.

“We are pleased with both the asset quality improvement and financial results reported for the first quarter of 2010,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer. “Our emphasis on reducing our deposit interest costs and improving our net interest margin were key factors that drove the improved pre-tax core operating results during the quarter”, said Cera.

Baylake reported net income for the first quarter of 2010 of $0.8 million, or $0.10 per fully-diluted common share, compared to net income of $2.3 million or $0.29 per fully-diluted common share for the first quarter of 2009. This represents a decrease in net income of $1.5 million, or $0.19 per fully-diluted common share.  Pre-tax earnings, exclusive of gains from security sales, grew from $0.6 million for the quarter ending March 31, 2009, to $1.0 million for the quarter ending March 31, 2010, a gain of $0.4 million or 66.7%.  The difference in operating results for the first quarter of 2010 compared to the first quarter of 2009 is primarily attributable to $2.8 million in realized gains on the sale of securities during the first quarter of 2009.  Baylake did not have any realized securities gains during the first quarter of 2010.

Net interest margin increased 23 basis points from 3.23% for the quarter ended March 31, 2009 to 3.46% for the quarter ended March 31, 2010, contributing to an increase in net interest income from $7.4 million in the first quarter of 2009 to $7.7 million in the first quarter of 2010.  Interest expense as a percent of average interest bearing deposits decreased from 2.24% at March 31, 2009 to 1.53% at March 31, 2010.  Operating results were also favorably impacted by a $0.1 million decrease in the provision for loan losses, from $1.2 million for the quarter ended March 31, 2009 to $1.1 million for the quarter ended March 31, 2010.

During the twelve month period ended March 31, 2010, non-performing loans decreased $31.5 million (64.4%) from $48.9 million at March 31, 2009 to $17.4 million at March 31, 2010.  Non-performing loans were at $28.7 million at December 31, 2009.  As a percent of total loans, non-performing loans decreased from 6.8% at March 31, 2009 to 2.7% at March 31, 2010.  At March 31, 2010 and 2009, the allowance for loan losses as a percent of total loans was 1.6% and 2.0%, respectively.  The allowance for loan losses as a percent of non-performing loans at March 31, 2010 was 58.4%, compared to 30.0% at March 31, 2009.  Net charge-offs against the reserve for the quarter ended March 31, 2010 were $0.5 million, or 0.32% of average total loans on an annualized basis, compared to $0.1 million, or 0.04% of average total loans on an annualized basis for the quarter ended March 31, 2009.

“The significant improvement in our asset quality noted in the first quarter of 2010 provides further validation that our credit management and credit administration processes are working effectively,” said Cera.  “The overall credit environment on both a local and national level remains challenging, but is clearly showing signs of stabilization.”

Baylake’s total assets and shareholders’ equity were $1.0 billion and $77.0 million, respectively, at March 31, 2010, compared to $1.0 billion and $68.4 million at March 31, 2009.  Baylake’s total risk-based capital ratio improved to 12.6% at March 31, 2010 from 10.3% at March 31, 2009.  At March 31, 2010, both Baylake Corp. and Baylake Bank were considered “well capitalized” under applicable bank and bank holding company regulatory guidelines.

While total deposits decreased $31.3 million, or 3.7%, from $844.7 million at March 31, 2009 to $813.4 million at March 31, 2010, the decline was a result of a strategic decision to allow $64.0 million of brokered certificates of deposit to mature in an effort to reduce Baylake’s reliance on such deposits. Total deposits, excluding brokered deposits, increased from $732.2 million at March 31, 2009 to $754.9 million at March 31, 2010.  Total loans decreased by $79.6 million, or 11.0%, from $723.3 million at March 31, 2009 to $643.7 million at March 31, 2010.

Baylake believes that it has more than adequate resources available to meet its short-term liquidity needs.  As of March 31, 2010, Baylake Bank had $32.6 million in established lines of credit with nonaffiliated banks, none of which had been drawn upon as of that date.  Additionally, Baylake Bank is approved to access, subject to pledging appropriate collateral, the Federal Reserve Discount Window for short term borrowing as necessary.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as  "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements.  These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations.  Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at December 31, 2009 and 2008 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) UNAUDITED	March 31, 2010	December 31, 2009	March 31, 2009

	(dollars in thousands, except per share data)
Total assets	$ 1,021,290	$ 1,044,457	$1,048,890
Investment securities (1)	231,588	204,834	182,611
Total loans	643,738	654,461	723,333
Total deposits	813,394	831,629	844,717
Borrowings (2)	99,663	106,122	107,398
Subordinated debentures	16,100	16,100	16,100
Convertible promissory notes	6,650	5,350	-
Stockholders’ equity	77,035	74,598	68,434
Non-performing loans (3)	17,355	28,652	48,908
Non-performing assets (3)	33,266	43,647	56,454
Shares outstanding	7,911,539	7,911,539	7,911,539
Book value per share	$ 9.74	$ 9.43	$ 8.65

	As of and for the Three Months Ended March 31,
	(dollars in thousands, except per share data)
Selected Operations Data - UNAUDITED	2010	2009

Total interest income	$ 11,347	$ 12,513
Total interest expense	3,625	5,075

Net interest income before provision for loan losses	7,722	7,438
Provision for loan losses	1,050	1,200
Net interest income after provision for loan losses	6,672	6,238

Total non-interest income	2,011	4,536
Total non-interest expense	7,719	7,427

Income before income taxes	964	3,347
Income tax expense	146	1,065
Net income	$ 818	$ 2,282

	As of and for the Three Months Ended March 31,
Selected Operations Data – UNAUDITED

	2010	2009
Per Share Data: (4)
Net income per share (basic)	$ 0.10	$ 0.29
Net income per share (diluted)	$ 0.10	$ 0.29
Cash dividends per common share	$ --	$ --
Book value per share	$ 9.74	$ 8.65

Performance Ratios: (5)
Return on average total assets	0.32%	0.87%
Return on average total shareholders’ equity	4.40%	12.98%
Net interest margin (6)	3.46%	3.23%
Net interest spread (6)	3.37%	3.10%
Efficiency ratio (9)	77.31%	77.61%
Non-interest income to average assets	0.79%	1.72%
Non-interest expense to average assets	3.02%	2.82%
Net overhead ratio (7)	2.23%	1.10%
Average loan to average deposit ratio	78.81%	85.25%
Average interest earning assets to average interest bearing liabilities	105.67%	106.20%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	2.70%	6.76%
Allowance for loan losses to:
Total loans	1.57%	2.03%
Non-performing loans	58.40%	30.02%
Net charge-offs to average loans	0.32%	0.04%
Non-performing assets to total assets	3.26%	5.38%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	7.54%	6.52%
Tier 1 risk-based capital	10.50%	9.04%
Total risk-based capital	12.63%	10.30%
Leverage ratio	7.74%	6.93%

Other:
Number of bank subsidiaries	1	1
Number of banking facilities	28	28
Number of full-time equivalent employees	298	311

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.